GREEN FOREST MANAGEMENT CONSULTING INC.

FORM OF PROMISSORY NOTE

TWD $192,060,000

Dated: March 31, 2015

For value received, and pursuant to the Land Sale and Purchase Agreement dated March 31, 2015, Green Forest Management Consulting Inc. promises to pay the Seller of certain lots of land in Zaoqiao Township and Touwu Township, Miaoli County, Taiwan (R.O.C.), Yu, Chien-Yang (the "Land Seller") the sum of One Hundred Ninety Two Million Sixty Thousand New Taiwan Dollars (TWD $192,060,000). The Land Seller's ownership interest in this Promissory Note is detailed on Annex A to this Promissory Note.

The sum shall be repaid to the Land Seller on or before March 31, 2015 according to the instructions of the Land Seller.

Green Forest Management Consulting Inc.

By: /s/ Chiang, Yu-Chang

Chiang, Yu-Chang

Director

Green Forest Management Consulting Inc.

Rm. B302C, 3F.-2, No. 185, Kewang Rd.

Longtan Township, Taoyuan County 325

Taiwan (R.O.C.)

Annex A

PROMOSSORY NOTE HOLDERS

Note Holder	Land Lot	Land Number	(m2)	Total Area of Registered Land	Value of Interest (TWD)
Yu, Chien-Yang	Dataoping Section, Zaoqiao Township	86-1, 86-3, 90, 698-1, 699-6, 699-7, 699-8, 699-9, 699-10, 699-11, 699-18, 699-27	35,251	76,435	$192,060,000
	Laotianliao Section, Touwu Township	414-2, 414-3, 421-1, 426, 432-12, 432-11	41,184